Exhibit 14.1

ECO VENTURES GROUP, INC.

General Code of Executive Ethics for all Corporate Executives and Members of the Board of Directors and Committees

This General Code of Executive Ethics for all Corporate Executives and Members of the Board of Directors and Committees ("General Code of Executive Ethics") has been adopted after full and appropriate discussion by the Board of Directors of Eco Ventures Group, Inc. (the "Company"). The General Code of Executive Ethics, which may be updated, revised or amended from time to time, reflects the Company's vigorous and ongoing commitment to the highest ethical standards for our executives, officers, board and committee members. All aspects of this policy should be considered carefully in the context of all individual and corporate activities during the tenure with the Company of all such persons. Any doubt or questions regarding the meaning, intent or application of any aspect of this policy should be brought to the immediate attention of the Company's president. Contact information for each such person appears below:

RANDALL LANHAM, President
Eco Ventures Group, Inc.
7432 State Road 50, Suite 101
Groveland, FL 34736

The General Code of Executive Ethics applies to all of the Company's directors and executive officers, including any committee members. The code of conduct for employees appears in the employee manual and handbook, and is addressed separately therein. The General Code of Executive Ethics is not intended to supersede the general employee code of conduct, but rather to expand upon it and to set the highest standards for the Company's executives and directors. This General Code of Executive Ethics, together with the general employee code of conduct, is intended to promote right dealing and deter wrongdoing. The General Code of Executive Ethics also is intended to reflect the Company's ongoing commitment to ethical standards, and enforcement mechanisms related thereto, for all directors and executive officers of the Company. Any deviation from or waiver of any aspect of the General Code of Executive Ethics shall require the prior written consent of not less than a majority of disinterested directors of the Company's board of directors. Absent amendment of this General Code of Executive Ethics, there shall be no exceptions to this requirement.

1. Primary and Foundational Requirements of Executive and Director Conduct. All actions by Company directors and executive officers (including all dealings with Company employees, customers, competitors, joint venturers, business partners, lenders, investors, shareholders, stakeholders, regulators and each other) shall be characterized by honesty, integrity and fairness in all respects.

2. Company Confidential Information. Company confidential information shall be safeguarded and protected in accordance with prudent business practices, reasonable standards, and policies as established by the Company from time to time.

3. Company Business Opportunities. Company business opportunities shall be in all respects and for all purposes deemed valuable and exclusive Company assets. No executive officer or director shall in any respect compromise the value of such opportunities and assets, nor in any way personally profit or benefit therefrom.

4. Strict Avoidance of Actual or Potential Conflicts of Interest. Each officer and director shall strictly avoid any actual or potential conflicts of interest. In the event that circumstances shall create an actual or apparent conflict of interest, the officer or director shall have an affirmative duty to bring such matter promptly to the attention of the Company's board of directors, General Counsel, or President. Any such conflict shall be resolved by the majority vote of the disinterested members of the Company's board after full disclosure of the conflict and all relevant facts related thereto. By way of example only, an actual or apparent conflict of interest shall be deemed to exist if a director or executive officer enters into any transaction for or on behalf of the Company or its affiliates in which the director or executive officer, or his or her spouse, parent, sibling, child (adopted or natural), or any other member of his or her household (a "Related Person"), has a direct or indirect financial interest. An actual or potential conflict will also be deemed to exist if a Related Person is directly or indirectly in competition with the Company with respect to any matter.

5. Gifts or Services from Customers, Vendors or Others. No director, executive officer, or related person shall accept or receive from any existing or potential supplier, vendor, service provider or any other person, party or entity with whom the Company or any of its affiliates has or may have at any time in the past twelve (12) months, or may be reasonably deemed to be a candidate for a future, business relationship (including any person or entity who may be seeking to establish such a relationship) anything of value, whether money, services, gifts, discounts, entertainment, meals, travel or any other tangible or intangible property or services.

6. Required Reporting Practices. Directors and executive officers of the Company will report annually on a Director and Officer Questionnaire prepared by Company legal counsel in cooperation with the Company's General Counsel, any material interest that the director or officer has in any business enterprise with which the Company or its subsidiaries conduct business. Any transaction or agreements relating to transactions between the Company and any such business enterprise must be approved by those members of the Company's board of directors who have no interest in the business enterprise.

7. Ongoing Disclosure Practices and Requirements. All Company directors and executive officers shall assist the Company in ensuring full, fair, accurate, timely and understandable disclosures in all reports and documents that the Company provides to the public or to any governmental or regulatory body, including but not limited to the Securities and Exchange Commission. Mere accuracy and completeness shall not be a sufficient standard for purposes of this provision. All disclosures must be clear and understandable and should accurately reflect the significance of the information provided.

8. Special Responsibilities of the Chief Executive Officer and Chief Financial Officer Regarding Internal Controls Regarding Financial Practices. The Chief Executive Officer and the Chief Financial Officer of the Company shall be responsible for establishing, maintaining, monitoring, periodically assessing and appropriately modifying internal controls and procedures for financial reporting designed to ensure that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported so as to permit the preparation of the Company's financial statements to reflect accurately the Company's financial condition and results of operations in conformity with generally accepted accounting principles.

9. Obligations of All Officers to Adhere to Internal Financial Controls. Every executive officer of the Company or any affiliate who is involved with financial and accounting functions shall adhere to these controls and procedures.

10. General Obligation to Comply with, and to Assist Compliance with, Laws, Rules and Regulations. All Company directors and executive officers shall comply, and shall assist the Company in complying, with all applicable governmental laws, rules and regulations, including, without limitation, adherence to the Company's policies regarding trading in securities, avoidance of insider trading, compliance with Section 16 reporting obligations, and compliance with the requirements of the Sarbanes-Oxley Act of 2002.

11. Obligation to Report Non-Compliance with General Code of Executive Ethics. In the event that any Company director or executive officer shall become aware of any actual, apparent or potential noncompliance with this General Code of Executive Ethics, whether knowingly or through inadvertence and whether involving himself or herself or others, he or she shall promptly report the facts to the Company's General Counsel whose contact information appears above. The reporting person shall assist as appropriate in the investigation and resolution of the matter.

12. No Whistle Blowing Penalties or Adverse Actions. The reporting of questionable behavior is not only encouraged, but it is affirmatively required. No adverse action shall be taken against nor permitted against any person who in good faith makes such a report.

13. Individual Responsibility. Each Company director and executive officer is accountable for compliance with this General Code of Executive Ethics and with the Code of Conduct generally. Although each case will be considered based on its own facts, appropriate action (which may include, without limitation, public or private reprimand, monetary forfeitures, or termination of employment and/or director service with the Company) will be taken to insure adherence to these requirements.

14. Company Commitment to Policy. The Company is committed to prompt and consistent enforcement of this General Code of Executive Ethics. As part of that commitment, the Company shall take all commercially reasonable steps and actions required to protect persons reporting in good faith any facts regarding questionable behavior.